UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 15, 2011

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 STOCKTON DRIVE, EXTON, PENNSYLVANIA		19341
(Address of Principal Executive Offices)		(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 15, 2011, ViroPharma Incorporated (“ViroPharma”) announced that it had completed the previously announced acquisition of DuoCort Pharma AB (“DuoCort”). Pursuant to the terms and conditions of the Share Purchase Agreement, dated October 26, 2011 (the “Purchase Agreement”), by and between a new subsidiary of ViroPharma (the “Buyer”) and DuoCort AB (the “Seller”), on November 15, 2011, the Buyer acquired all of the issued and outstanding shares of DuoCort (the “Purchase”). As a result of the Purchase, the Buyer owns all of the issued and outstanding shares of DuoCort and will continue to be an indirect, wholly-owned subsidiary of ViroPharma. In accordance with the Purchase Agreement, the Buyer paid to the Seller 220 million Swedish Krona (SEK), or approximately $33.6 million, less an amount equal to the Net Debt (as defined in the Purchase Agreement) and the Working Capital Adjustment (as defined in the Purchase Agreement). In addition, the Buyer shall pay to the Seller additional consideration of up to 860 million SEK or approximately $131 million associated with regulatory and commercial milestones.

A copy of ViroPharma’s press release announcing completion of the merger is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is attached to this Form 8-K:

(d)	Exhibit No.	Description

	99.1	Press release dated November 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: November 15, 2011	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary